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EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)


                                                                                           SIX MONTHS  SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,              ENDED        ENDED
                                              1992      1993      1994     1995      1996   30-Jun-96  30-Jun-97
                                              ----      ----      ----     ----      ----   ---------  ----------

Consolidated pretax (loss) income
 from continuing operations                  ($171)    ($637)      $562 ($10,137)  ($4,760)  ($4,088)      $510
Share of pretax income of 50%
 owned affiliate net of equity
 pick-up                                          -         -         -         -         -         -         -
Share of distributed income (loss)
 of less-than-50%-owned
 affiliates net of equity pick-up                55        25      (33)        36      (14)        91         9
Share of pretax loss of less-than-
 50%-owned affiliate with
 guaranteed debt net of equity
 pick-up                                          -         -         -         -         -         -         -
Amortization of capitalized interest              1         5         9        19        59        15        24
Interest                                      2,275     3,951     8,894    17,129    11,890     6,049     6,165
Less interest capitalized during the
 period                                        (63)     (143)     (305)     (573)   (2,168)     (627)   (1,899)
Net amortization of debt discount
 and premium and issuance
 expense                                          -         -       267       457       714       417       530
Interest portion of rental expense              154        96       119       125       161        71       177

                                     ----------------------------------------------------------------------------
    Earnings                                 $2,251    $3,297    $9,513    $7,056    $5,882    $1,928    $5,516
                                     ============================================================================

Interest                                     $2,275    $3,951    $8,894   $17,129   $11,890    $6,049    $6,165
Net amortization of debt discount
 and premium and issuance
 expense                                          -         -       267       457       714       417       530
Interest portion of rental expense              154        96       119       125       161        71       177
Interest expense relating to
 guaranteed debt of less-than-
 50% owned affiliate                              -         -         -         -         -         -         -

                                     ----------------------------------------------------------------------------
    Fixed Charges                            $2,429    $4,047    $9,280   $17,711   $12,765    $6,537    $6,872
                                     ============================================================================

    Ratio of Earnings to
     Fixed Charges                             0.93      0.81      1.03      0.40      0.46      0.29      0.80
                                     ============================================================================
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